Exhibit 99.1

Ensysce Biosciences Announces Completion of $8 Million Convertible Note Financing

SAN DIEGO, August 9, 2022 — Ensysce Biosciences, Inc. (“Ensysce” or the “Company”) (NASDAQ: ENSC, OTC: ENSCW), a clinical-stage biotech company applying transformative chemistry to improve prescription drug safety to reduce abuse and overdose, announced today that it has completed its previously announced private placement under a securities purchase agreement with institutional investors (“Investors”) for senior secured convertible notes (the “Notes”) and warrants exercisable for Ensysce common stock (the “Warrants”) for an aggregate investment of $8 million. The final funding by the Investors of $4 million, prior to fees and offering expenses, was dated as of August 8, 2022, with funds received in full on August 9, 2022.

As previously reported the Notes are convertible into shares of Ensysce common stock at a conversion price of $0.545, a 10% premium to the base price set at the time of the initial closing. The Notes have a maturity date of 18 months from the applicable closing date and will bear interest from date of issuance at 6% per annum, with monthly principal payments in cash or common stock beginning approximately 90 days after the initial closing. The Notes were issued with an original discount of six percent (6%). The Warrants issued at the second closing have the right to purchase shares up to 4,667,890 shares of common stock at an exercise price of $0.7085, a 30% premium to the conversion price. The Warrants are exercisable for five years following the date of issuance.

The total gross proceeds from the issuance of the Notes pursuant to the securities purchase agreement executed on June 30, 2022, totaling $8 million before fees and expenses, will be used for general working capital purposes. The first closing on July 1, 2022, provided $4 million of funding and the second closing on August 8, 2022, provided an additional $4 million of funding.

Dr. Lynn Kirkpatrick, CEO of Ensysce Biosciences stated, “The completion of this financing allows us to advance the clinical development of our highly unique TAAP and MPARTM technologies. Ultimately, it supports the completion of significant company milestones, including our nasal and oral human abuse potential (HAP) studies designed to support labeling claims. These accompany our recently announced positive bioequivalence (BE) study data of our novel ‘TAAP’ opioid PF614 which we believe is a significant step toward the 505(b)(2) shortened regulatory pathway to approval. With the additional funding in place, we look forward to continuing to execute on our mission of providing physicians a safer option to alleviate the suffering of patients in severe pain.”

Lake Street Capital Markets LLC is acting as the sole placement agent in connection with the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About Ensysce Biosciences

Ensysce Biosciences San Diego, CA is a clinical-stage biotech company using its proprietary technology platforms to develop safer prescription drugs. Leveraging its Trypsin Activated Abuse Protection (TAAP) and Multi-Pill Abuse Resistance (MPAR™) platforms, the Company is in the process of developing a unique, tamper-proof treatment option for pain that minimizes the risk of both drug abuse and overdoses. Ensysce’s products are anticipated to provide safer options to treat patients suffering from severe pain and assist in preventing deaths caused by medication abuse, reducing the human and economic cost. The platforms are covered by an extensive worldwide intellectual property portfolio for a wide array of prescription drug compositions. For more information, please visit www.ensysce.com.

Forward-Looking Statements

Statements contained in this press release that are not purely historical may be deemed to be forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Without limiting the foregoing, the use of words such as “may,” “intends,” “can,” “might,” “will,” “expect,” “plan,” and other similar expressions are intended to identify forward-looking statements. The product candidates discussed are in clinic and not approved and there can be no assurance that the clinical programs will be successful in demonstrating safety and/or efficacy, that Ensysce will not encounter problems or delays in clinical development, or that any product candidate will ever receive regulatory approval or be successfully commercialized. All forward-looking statements are based on estimates and assumptions by Ensysce’s management that, although Ensysce believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Ensysce expected. In addition, Ensysce’s business is subject to additional risks and uncertainties, including among others, the initiation and conduct of preclinical studies and clinical trials; the timing and availability of data from preclinical studies and clinical trials; expectations for regulatory submissions and approvals; potential safety concerns related to, or efficacy of, Ensysce’s product candidates; the availability or commercial potential of product candidates; the ability of Ensysce to fund its continued operations, including its planned clinical trials; the dilutive effect of stock issuances from our fundraising; and Ensysce’s and its partners’ ability to perform under their license, collaboration and manufacturing arrangements. These statements are also subject to a number of material risks and uncertainties that are described in Ensysce’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it was made. Ensysce undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required under applicable law.

Ensysce Biosciences Company Contact
Lynn Kirkpatrick, Ph.D.
Chief Executive Officer
(858) 263-4196

Ensysce Biosciences Investor Relations Contact:
MZ Group North America
Shannon Devine
203-741-8811
ENSC@mzgroup.us

Source: Ensysce Biosciences Inc.